Exhibit 3.1

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

Keane, Inc. (the “Corporation”), having a registered office at 100 City Square, Boston, MA 02129, certifies as follows:

FIRST, the Restated Articles were duly adopted and approved on February 10, 2005 by the board of directors without shareholder approval in the manner required by General Laws, Chapter 156D and the Articles of Organization of the Corporation, as amended to date, and shareholder approval was not required.

SECOND, the following is all the information required to be in the original Articles of Organization, except that the supplemental information provided for in Article VIII of the Articles of Organization is not included:

ARTICLE I.  The exact name of the corporation is Keane, Inc.

ARTICLE II. The purposes for which the corporation is formed are as follows:

To engage in the business of providing consulting and advisory services relating to the use of data processing and data communication equipment and equipment associated therewith; and to engage in the business of providing systems design and computer programming services.

ARTICLE III.  The total number of shares of each class of stock that the corporation is authorized to issue is as follows:

TYPE	NUMBER OF SHARES AUTHORIZED	PAR VALUE
Common	200,000,000	$.10
Class B Common	503,797	$.10
Preferred	2,000,000	$.01

ARTICLE IV.  If more than one class or series of shares is authorized, the preferences, limitations and relative rights of each class or series are as follows:

PART I.                                                     COMMON STOCK.

A.                                               Dividends, Combinations and Subdivisions.

1.                                       Holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or other as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the corporation legally available therefor, provided that no regular cash quarterly dividend may be declared and paid to holders of Class B Common Stock unless at the same time the Board of Directors shall also declare and pay to the holders of Common Stock a per share dividend which is $.05 per share greater than the per share dividend declared and paid to holders of Class B Common Stock.  Otherwise, no dividends may be declared or paid to holders of Class B Common Stock unless equal dividend is declared and paid to holders of Common Stock.  In addition, the Board of Directors may declare and pay dividends to the holders of Common Stock without declaring and paying dividends to the holders of Class B Common Stock.

2.                                       If the outstanding shares of either the Common Stock or the Class B Common Stock are changed into, exchanged for or reclassified into a different number, class or kind of shares of the Corporation or any other corporation or entity which does not result in the receipt by the Corporation of any new consideration (other than a transfer of surplus of the Corporation) without such action being taken on a proportionate basis with respect to the other class of common stock, whether such change, exchange or reclassification occurs through a reorganization, recapitalization, stock split or otherwise, then the requirement that a greater per share dividend be declared and paid with respect to the Common Stock shall be appropriately and equitably adjusted to reflect such action.

3.                                       The requirement that a greater per share dividend be declared and paid with respect to the Common Stock shall not apply (a) to a dividend paid in partial or complete liquidation of the Corporation, (b) to a special dividend payable in cash or capital stock or (c) in the event of a dividend payable in any shares of an existing, or a newly created, class of the Corporation’s capital stock.  If a dividend payable in any class of the capital stock of the Corporation is declared on the Common Stock, the Board of Directors shall also declare a dividend on the Class B Common Stock payable in shares of the same capital stock of the Corporation equal, on a per share basis, to the number of shares of capital stock of the Corporation which are paid to holders of Common Stock.  If a dividend payable in any class of the capital stock of the Corporation is declared on the Class B Common Stock, the board shall also declare a dividend on the Common Stock payable in shares of the same capital stock of the Corporation, equal, on a per share basis, to the number of shares of capital stock of the Corporation which are paid to holders of Class B Common Stock.

B.                                                 Voting.

1.                                       Except as expressly provided herein, at every meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in his name on the transfer books of the Corporation.

2.                                       Except as may otherwise be required by law or by this Article 4, the holders of Common Stock and Class B Common Stock shall vote together as a single class.

C.                                                 Conversion.

1.                                       Each share of Class B Common Stock may at any time be converted into one fully paid and nonassessable share of Common Stock.  Such right of conversion shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”) then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (5) below.

2.                                       As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (1) above and the payment in cash of any amount required by the provisions of subparagraphs (1) and (5), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to, or upon the written order of, the holder of such certificate a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

3.                                       No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted after the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but before such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion of such share or the Corporation’s default in payment of the dividend due on such date.

4.                                       The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number or shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained in these Articles shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.  The Corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any government authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.  The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

5.                                       The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance.  However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

6.                                       At any time while there are shares of Class B Common Stock issued and outstanding, the Board of Directors of the Corporation may, in its sole discretion, by a majority vote of the Directors then in office convert all outstanding shares of Class B Common Stock into Common Stock on a share for share basis.  Notice of automatic conversion of Class B Common Stock specifying the date fixed for said conversion shall be mailed, postage prepaid, at least 20 days but not more than 30 days prior to said conversion date to the holders of record of the Class B Common Stock at their respective addresses as the same shall appear on the books of the Corporation.  Following the expiration of such notice period, each outstanding share of Class B Common Stock shall be deemed to be a share of Common Stock for all purposes.

D.                                                Distribution of Assets.

1.                                       If the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class B Common Stock shall be entitled to share ratably with the holders of the Common Stock of the Corporation as a single class in the net assets of the Corporation; that is, an equal amount of net assets for each share of Common Stock and Class B Common Stock.  A merger or consolidation of the Corporation with or into any other corporation or sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this subparagraph (D).

E.                                                  Authorized Shares; Fractional Shares.

1.                                       The number of authorized shares of Class B Common Stock may not be increased unless approved by the holders of a majority of the then outstanding shares of Common Stock.

2.                                       No fractional shares of Common Stock shall be issued upon conversion of shares of Class B Common Stock.  In lieu of fractional shares, the Transfer Agent shall pay an amount in cash equal to the closing market price of the shares of Common Stock on the conversion date multiplied by the fraction of a share of Common Stock that would otherwise be issuable.

PART II.                                                 PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of any series of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued as shares of the same series or as shares of one or more other series of Preferred Stock except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Massachusetts Business Corporation Law.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

ARTICLE V.  The restrictions imposed by the Articles of Organization upon the transfer of shares of any class or series of stock are as follows:

A.                                   No person holding shares of Class B Common Stock (a “Class B Holder”) may transfer, except by gift, devise or bequest, a transfer to the estate of a stockholder upon the death of such stockholder or a transfer of shares held in a trust to the grantor of such trust or to any person to whom or for whose benefit the principal of such trust may be distributed, and the Corporation and the Transfer Agent shall not register the transfer of such shares of Class B Common Stock, whether by sale, assignment, appointment or otherwise.  Any purported transfer of shares of

Class B Common Stock, other than a transfer of the type described above, shall be null and void and of no effect and the purported transfer by a Class B Holder will result in the immediate and automatic conversion of the shares of Class B Common Stock held by such Class B Holder into shares of Common Stock.  The purported transferee shall have no rights as a stockholder of the Corporation and no other rights against, or with respect to, the Corporation except the right to receive shares of Common Stock upon the immediate and automatic conversion of his shares of Class B Common Stock into shares of Common Stock.  The estate of any deceased stockholder, a transferee upon the distribution of the assets of such an estate, any transferee of the Class B Common Stock by gift, devise or bequest or a transferee from a trust of which such transferee was the grantor or a principal beneficiary shall hold the transferred shares of Class B Common Stock subject to the same restrictions on transferability as apply to all Class B Holders under this Article V.

B.                                     Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Common Stock issued as a stock dividend on the Corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Common Stock are issued.  For the purposes of this paragraph (B) the term “beneficial owner(s)” of any shares of Class B Common Stock shall mean the person or persons who possess the power to dispose, or to direct the deposition, of such shares.  Any shares of Class B Common Stock registered in “street” or “nominee” name may be transferred to the beneficial owner of such shares on the record date for such stock dividend, upon proof satisfactory to the Corporation and the Transfer Agent that such person was in fact the beneficial owner of such shares on the record date for such stock dividend.

C.                                     Notwithstanding anything to the contrary in this Article V, any Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledge, provided that such shares shall not be transferred to, or registered in the name of, the pledgee and shall remain subject to the provisions of this subparagraph (C) of Article V.  In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may not be transferred to the pledgee and may only be converted into shares of Common Stock.

D.                                    The Corporation shall note on the certificates representing the shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this Article V.

E.                                      For purposes of this Article V:

(i)                                     Each joint owner of shares of Class B Common Stock shall be considered a Class B Holder of such shares.

(ii)                                  A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(iii)                               Unless otherwise specified, the term “person” includes a natural person, corporation, partnership, unincorporated association, firm, joint venture, trust or other entity.

(iv)                              Persons participating in a Thrift or Employee Stock Ownership Plan of the Corporation (or any similar or successor plans) shall be deemed to be the Class B Holders of the shares of Class B Common Stock allocated to their accounts pursuant to such plans.

ARTICLE VI.  Other lawful provisions:

A.                                   Limitation of Liability of Directors for Monetary Damages. To the fullest extent permitted by Chapter 156D of the General Laws of Massachusetts (“Chapter 156D”), as it exists or may be amended, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to, or repeal of, this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B.                                     Indemnification.

1.                                       Actions, Suits and Proceedings.  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Corporation (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.  Notwithstanding anything to the contrary in this Article, except as set forth in Section 5 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2.                                       Settlements.  The right to indemnification conferred in this Article shall include the right to be paid by the Corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys’ fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

3.                                       Notification and Defense of Claim.  As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 3.  The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.  The Corporation shall not be entitled to assume the defense of any claim brought by or in the right of the Corporation, or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

4.                                       Advance of Expenses.  Subject to the provisions of Section 5 below, in the event that the Corporation does not assume the defense pursuant to Section 3 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.  Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

5.                                       Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.  Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be.  Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

6.                                       Remedies.  The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 5.  Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to

Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

7.                                       Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156D or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

8.                                       Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a Director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.  Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

9.                                       Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

10.                                 Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156D.

11.                                 Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

12.                                 Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.                                 Subsequent Legislation.  If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

14.                                 Amendments to Articles.  Notwithstanding any other provisions of law, these Articles of Organization or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class or directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 6B.

C.                                     Authorization of Directors to Make, Amend or Repeal Bylaws. The directors may make, amend or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law or the bylaws of the corporation requires action by the stockholders.

ARTICLE VII.  The effective date of this restatement of the Articles of Organization is the date and time these Restated Articles were received for filing.

THIRD, No Articles of the Articles of Organization of the corporation are being amended by these Restated Articles.

Signed by	/s/ C. Whitney Pedersen
(signature of authorized individual)

(Please check appropriate box)

☐	Chairman of the Board of Directors

☐	President

☒	Other Officer

☐	Court-appointed fiduciary,

Signed on this 10th day of May 2005.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws, Chapter 156D, Section 10.07)

I hereby certify that upon examination of these Restated Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ 200 having been paid, said articles are deemed to have been filed with me this 16th  day of May, 2005 at 3:44 p.m.
                   time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

/s/ William Francis Galvin

Contact information to be filled in by corporation:

C. Whitney Pedersen

100 City Square, Boston, MA 02129

Telephone:  (617) 241-9200

Email:  charles_w_pedersen@keane.com